May 22, 2009

CANADIAN PACIFIC RAILWAY LIMITED

By-LAW NO. 1 AS AMENDED

CANADIAN PACIFIC RAILWAY LIMITED BY-LAW NO. 1
A by-law regulating generally the transaction of the business and affairs of Canadian Pacific Railway Limited.

SECTION ONE

INTERPRETATION

1.01	Definitions

In this by-law, which may be cited as the General By-law, unless the context otherwise requires:

“Act” means the Canada Business Corporations Act, and any statute that may be substituted therefor, as from time to time amended:

“Articles” means the articles of the Corporation as defined in the Act; “Board” means the Board of Directors of the Corporation; “Corporation” means Canadian Pacific Railway Limited;
“meeting of shareholders” means any meeting of shareholders including an annual meeting;

“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada);

“recorded address” means in the case of a shareholder the address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are two or more; and in the case of a director, officer or auditor, the latest address as recorded in the records of the Corporation.

1.02	Construction

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

SECTION TWO

MEETINGS OF SHAREHOLDERS

2.01	Meetings of Shareholders

The annual meeting of shareholders shall be held in each year on a date to be determined by the Board. The Board, the Chairman or the President may call a meeting of shareholders, other than an annual meeting of shareholders, at any time. If the directors or shareholders of the Corporation call a meeting of shareholders pursuant to the Act, the directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, entirely by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

2.02	Chairman, Secretary and Scrutineers

The chairman of any meeting of shareholders shall be the Chairman or, in the absence of such officer, the President or, in the absence of such officer, any director who is present and willing to act as chairman of the meeting. If no such person is present within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to act as chairman. The secretary of any meeting of shareholders shall be the Secretary of the Corporation. If the Secretary is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The chairman may appoint one or more persons who need not be shareholders to act as scrutineers at the meeting.

2.03	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the President, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or the General By-law to be present. Any other person may be admitted with the consent of the meeting or of the chairman of the meeting.

2.04	Quorum

Except as otherwise provided in the Articles, a quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder for or representative of such a shareholder and together holding or representing in the aggregate not less than 25% of the outstanding shares of the Corporation entitled to be voted at the meeting.

SECTION THREE

DIRECTORS

3.01	Number of Directors

Subject to the Articles, the number of directors of the Corporation may be fixed from time to time by resolution of the Board.

3.02	Qualification of Directors

No person shall be elected or appointed a director if the person is disqualified from being a director under the Act. A director ceases to hold office when the director ceases to be qualified as a director under the Act or Articles.

3.03	Quorum

A majority of the directors shall form a quorum of the Board.

3.04	Meeting Following Annual Meeting

The Board shall meet without notice as soon as practicable after each annual meeting of shareholders to transact such business as may come before the meeting and to appoint by election from among their number the Chairman, who also may be appointed to other offices. The Board also may but need not appoint a President who need not be a director of the Corporation.

3.05	Other Meetings of the Board

Meetings of the Board shall be held from time to time at a time and place determined by the Board, the Chairman, the President, or any two directors.

3.06	Notice of Meeting

Subject to any resolution of the Board, notice of the time and place of each meeting of the Board requiring notice shall be given to each director not less than 24 hours before the time at which the meeting is to be held.

3.07    Chairman

The chairman of any meeting of the Board shall be the Chairman or, in the absence of such officer, the President or, in the absence of such officer, any director who is present and willing to act as chairman of the meeting.

3.08    Votes to Govern

At all meetings of the Board, every question shall be decided by a majority of the votes cast. The chairman of any meeting may vote as a director.

3.09    Remuneration

No director who is a salaried officer of the Corporation shall be entitled to any remuneration for the performance of duties as a director. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of being a director or officer of the Corporation shall not disentitle such director or officer of such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

SECTION FOUR

THE TRANSACTION OF BUSINESS

4.01	Execution of Instruments

All instruments and documents of whatsoever kind may be signed on behalf of the Corporation by two persons, one of whom is the Chairman, the President, a Vice-President or a director of the Corporation and the other of whom is the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. The Board may from time to time determine the manner in which and the person or persons by whom any particular instrument or document or class of instruments or documents may or shall be signed, including the use of facsimile reproduction of any or all signatures and the use of the corporate seal or a facsimile reproduction thereof.

4.02	Cheques

All cheques upon the bank or banks where the funds of the Corporation are kept shall be drawn payable to the order of the party entitled to the payment to be made, which cheques, notwithstanding section 4.01, shall be signed by the Treasurer, or by an Assistant Treasurer, or by such other person as may be appointed by the Board, and countersigned by the President, or by a Vice-President, or by some other person authorized by the Board so to do. The Board may from time to time authorize the signing and countersigning of cheques by means of the facsimile signature of any of the persons authorized to sign or countersign cheques.

SECTION FIVE

DIVIDENDS

5.01	Dividends

The Board may from time to time declare dividends payable to shareholders according to their respective rights.

5.02	Dividend Payment

A dividend payable in money may be paid by cheque drawn on the Corporation’s bankers, or one of them, to the order of each registered holder of shares of a class or series in respect of which the dividend has been declared, and mailed by prepaid ordinary mail to such registered holder at the holder’s recorded address. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their recorded address. The Corporation may pay a dividend by cheque to a registered holder or to joint holders other than in the manner herein set out, if the registered holder or joint holders so request. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

5.03	Idem

The Corporation may, when directed by a registered holder of a share in respect of which a dividend in money has been declared, pay the dividend in the manner so directed.

5.04	Non-receipt or Loss of Dividend Cheques

In the event of non-receipt or loss of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of entitlement as the Board, the Vice-President in charge of finance or the Treasurer may from time to time prescribe, whether generally or in a particular case.

SECTION SIX

BORROWING AND RELATED POWERS

6.01	Borrowing and Related Powers

The Board may, without authorization of the shareholders,

(a)	borrow money upon the credit of the Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation;

(c)	subject to the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The Board may, by resolution, delegate the powers referred to in this section to a director, a committee of directors or an officer.

SECTION SEVEN

PROTECTION OF DIRECTORS AND OFFICERS

7.01	Limitation of Liability

No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer, employee or agent, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of the director’s or officer’s respective office or trust or in relation thereto unless the same shall happen by or through the director’s or officer’s failure to act honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

7.02	Indemnity

The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the Act or otherwise by law.

SECTION EIGHT

NOTICES

8.01	Method of Giving Notices

Any notice, communication or document to be given, sent, delivered or served pursuant to the Act, the regulations thereunder, the Articles, the General By-law or otherwise, to a shareholder, director, officer or auditor shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person’s recorded address or if mailed to the person at the person’s recorded address by prepaid ordinary or air mail or if sent to the person at the person’s recorded address by any means of prepaid transmitted or recorded communication, including facsimile, or other electronic means. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch.

8.02	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting to which the notice related.

8.03	Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, becomes entitled to any share shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives such person’s title to such share prior to such person’s name and address being entered on the securities register.

8.04	Waiver of Notice

A shareholder, proxyholder, director, officer or auditor may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the Articles, the General By-law or otherwise and such waiver or abridgment, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default or defect in the giving or in the time of such notice, as the case may be. Any such waiver or abridgment shall be in writing except a waiver of notice of a meeting of shareholders or of the Board or of a committee of the Board which may be given in any manner.

SECTION NINE

EFFECTIVE DATE AND REPEAL

9.01    Effective Date

The General By-law is effective as of July 30, 2001.

9.02	Repeal

All previous by-laws of the Corporation are repealed on the coming into force of the General By-law.

9.03	Effect of Repeal

All persons appointed or elected under any by-law repealed on the coming into force of the General By-law shall continue to act until ceasing to hold office or until re-appointed or re-elected and all resolutions of the shareholders or the Board having continuing effect and passed under any repealed by-law or otherwise shall continue to be operative until amended or repealed except to the extent that they are inconsistent with the General By-law.

MADE the 30th day of July, 2001.

WITNESS the corporate seal of the Corporation.

_(signed M. Grandin)          President

_(signed G. Feigel)      Secretary